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                                                                    Exhibit 23.2



                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated December 16, 1996, on our audits of the financial statements and financial statement schedule of Bio-Vascular, Inc. as of October 31, 1996 and 1995, and for each of the three years in the period ended October 31, 1996, which reports are included in the Company's Annual Report on Form 10-K for the year ended October 31, 1996. We also consent to the references to our firm under the caption "Incorporation of Certain Documents by Reference" and under the caption "Experts" in the Prospectus filed as a part of the registration statement.


                                                 COOPERS & LYBRAND L.L.P.


Minneapolis, Minnesota
May 8, 1997